EXHIBIT 10.02

[Entercom Letterhead]

TO:	Stephen F. Fisher (“Employee”)

FROM:	John C. Donlevie [sign here]

DATE:	January 20, 2009

RE:	Waiver of Scheduled CPI Salary Increase

This Memorandum will confirm our agreement regarding the schedule 2009 CPI increase to your salary pursuant to the employment agreement (the “Agreement”) between you (the “Employee”) and Entercom Communications Corp. (the “Company”).

Waiver.  Employee hereby agrees that the scheduled CPI increase to Employee’s base salary due under the Agreement on March 1, 2009 will not take effect.

Miscellaneous.  This Memorandum constitutes the entire agreement and understanding between Employee and the Company concerning the subject matter hereof.  No other written or oral agreements or promises have been made with respect to entering into this Memorandum.  All terms and provisions of the Agreement not expressly modified by this Memorandum remain in full force and effect and are binding on the Employee and the Company.  This Memorandum does not, and shall not be deemed to, extend the term of Employee’s employment with the Company as set forth in the Agreement.

For consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Employee has executed this Memorandum.

ACCEPTED & AGREED TO:

By:	/s/ Stephen F. Fisher
Print Name:	Stephen F. Fisher
Date:	January 20, 2009